UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: June 16, 2009 (June 10, 2009)

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On June 10, 2009, Dr. Peter Langecker resigned as Chief Medical Officer of DURECT Corporation (“DURECT”), effective June 16, 2009.

(c)(e)

Dr. Joseph Stauffer has been appointed as DURECT’s Chief Medical Officer and Executive Vice President, Corporate Strategy, effective June 16, 2009. Dr. Stauffer, age 43, was at Alpharma Inc. from 2004 to 2009, where his latest position prior to the acquisition of Alpharma by King Pharmaceuticals was as Chief Medical Officer and Senior Vice President of Clinical Research & Medical Affairs. His responsibilities at Alpharma included oversight of all clinical pharmacology, clinical development, pharmacovigilance, medical affairs, risk management and health outcomes/pharmacoeconomics. Prior to joining Alpharma, Dr. Stauffer was employed at Abbott Laboratories from 2002 to 2004 as Global Medical Director for Pain Therapeutics. In that role, he was responsible for Phase I–III trials for Vicodin, Vicoprofen, Dilaudid, as well as novel compounds targeting neuropathic pain. Prior to Abbott, he worked at the FDA from 2000 to 2002 as a Medical Review Officer in the Analgesic Division of the Center for Drug Evaluation and Research. While there, he reviewed Investigational New Drug (IND) Applications and New Drug Applications (NDAs) for opiate, non-opiate, anti-inflammatory, and novel pain compounds.

Dr. Stauffer is a founding member of the Initiative on Methods, Measurement and Pain Assessment in Clinical Trials (IMMPACT). This on-going collaboration between pharma, FDA, NIH, academia and patient advocacy groups helps to develop core domains and outcomes for chronic pain clinical trials. Dr. Stauffer graduated from the Philadelphia College of Osteopathic Medicine and completed residency training in Anesthesiology at the Johns Hopkins University Hospital, where he is currently an Adjunct Assistant Professor in the Department of Anesthesiology and Critical Care Medicine. Dr. Stauffer is a veteran of the U.S. Navy, honorably discharged as a Lieutenant Commander after serving eight years as a Naval Medical Officer. He will complete his MBA in September 2009 as part of the TRIUM Global Executive MBA Program, a joint degree granted by NYU Stern School of Business, HEC School of Management (Paris) and the London School of Economics and Political Science.

The principle terms of Dr. Stauffer’s employment, as set forth in his offer letter accepted by him, are as follows: (1) Dr. Stauffer’s annual starting salary shall be $375,000; and (2) subject to performance, Dr. Stauffer shall be eligible to receive an equivalent annual cash bonus that all other executive vice presidents of DURECT are eligible for, currently 40% of Dr. Stauffer’s annual base salary, in connection with the FY 2009 performance appraisal based on a full year of employment without proration based on his start date, and Dr. Stauffer shall be eligible to participate in any equity compensation plan as applicable to officers of similar standing. In connection with Dr. Stauffer’s employment with DURECT, Dr. Stauffer will be paid a one-time sign-on bonus equal to $100,000, less applicable withholding, which amount shall be repaid to DURECT in full if Dr. Stauffer voluntarily resigns or is terminated for cause within three years of his commencement of employment with DURECT, and Dr. Stauffer was granted an option to purchase 250,000 shares of the Common Stock of the Company pursuant to the 2000 Stock Plan. The exercise price per share of such option grant is the closing price of the Company’s common stock on the NASDAQ Global Market on the effective date of grant, June 16, 2009. The vesting associated with the option is as follows: one-fourth ( 1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant and one-sixteenth ( 1/16) of the total shares subject to the option at the end of each three-month period following the one-year anniversary of the grant date.

The foregoing description of the offer letter is qualified in its entirety by reference to the offer letter attached hereto as Exhibit 10.1 and incorporated herein by reference

On June 16, 2009, DURECT issued a press release attached hereto as Exhibit 99.1 and incorporated herein by reference relating to the changes described above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer letter between Joseph Stauffer and DURECT Corporation dated June 11, 2009

99.1	Press Release of DURECT Corporation dated June 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: June 16, 2009	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Offer letter between Joseph Stauffer and DURECT Corporation dated June 11, 2009

99.1	Press Release of DURECT Corporation dated June 16, 2009